Exhibit 12(b)
            ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
         Computation of Ratio of Earnings to Fixed Charges
                       and Preferred Dividends
                    (In Thousands Except Ratios)

                                             Three Months Ended Six Months Ended
                                                   June 30,        June 30,
                                                 1999    1998     1999    1998
EARNINGS:

Net income                                     $ 6,343 $ 5,687 $ 10,626 $10,332
Federal income taxes                             3,369   3,017    5,630   5,473
Interest charges                                 4,163   3,878    8,028   7,714
                                               ---------------------------------
Earnings available to cover fixed charges       13,875  12,582   24,284  23,519
                                               ---------------------------------


FIXED CHARGES AND PREFERRED DIVIDENDS:

Interest on long-term debt                       3,862   3,713    7,619   7,337
Preferred dividend requirement (1)                 311     311      621     621
Other interest                                     315     192      378     398
Amortization of debt discount - net                 98      98      196     195
                                               ---------------------------------
Total fixed charges                            $ 4,586   4,314    8,814   8,551
                                               ---------------------------------
Ratio of Earnings to Fixed Charges
 and Preferred Dividends                          3.03    2.92     2.76    2.75
                                               =================================


(1) Preferred Dividend Requirement:

Preferred dividends                                203     203      406     406
Effective tax rate                               34.69%  34.66%  34.63%   34.63%
                                               ---------------------------------
Preferred dividend requirement                 $   311  $  311  $   621  $  621
                                               =================================



Earnings to Fixed Charges and Preferred Dividends represents the sum of Net Income, Federal income taxes and Interest
Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), dividends on Preferred Stock on a pre-tax basis and Amortization of debt discount.